Exhibit 99.1

Press Release	Source: Hana Biosciences, Inc.

Hana Biosciences Obtains NASDAQ National Market Listing Approval
Tuesday April 11, 7:03 am ET

Hana Biosciences Shares to Trade Under Symbol HNAB on the NASDAQ National Market Starting Monday, April 17, 2006.

SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--April 11, 2006--Hana Biosciences (AMEX:HBX), a biopharmaceutical company focused on advancing cancer care, received approval of its application to list its common shares on the NASDAQ National Market. Hana's common shares will begin trading on NASDAQ on Monday, April 17, 2006 under the symbol HNAB. The trading of Hana's shares on the American Stock Exchange will cease on the close of business on Thursday, April 13, 2006.

"Reaching a NASDAQ National Market listing is another important step forward in the development of Hana," said John Iparraguirre, Vice President and Chief Financial Officer, Hana Biosciences. "We are excited about this important milestone and believe that current and future shareholders will benefit from the enhanced profile this listing provides Hana."

About Hana Biosciences

Hana Biosciences, Inc. (AMEX:HBX) is a South San Francisco, CA-based biopharmaceutical company that acquires, develops, and commercializes innovative products to advance cancer care. The company is committed to creating value by building a world-class team, accelerating the development of lead product candidates, expanding its pipeline by being the alliance partner of choice, and nurturing a unique company culture. Additional information on Hana Biosciences can be found at www.hanabiosciences.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that could cause Hana's actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties, which could cause actual outcomes and results to differ materially from these statements. Among other things, there can be no assurances that any of Hana's development efforts relating to its product candidates will be successful. Other risks that may affect forward-looking information contained in this press release include the possibility of being unable to obtain regulatory approval of Hana's product candidates, the risk that the results of clinical trials may not support Hana's claims, Hana's reliance on third-party researchers to develop its product candidates, and its lack of experience in developing pharmaceutical products. Additional risks are described in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2005. Hana assumes no obligation to update these statements, except as required by law.

Contact:
Hana Biosciences, Inc.
John Iparraguirre, 650-588-6377
fax: 650-588-2787
investor.relations@hanabiosciences.com

Source: Hana Biosciences, Inc.